Exhibit 10.2

Redpoint Bio Corporation
5501 Old York Road
Philadelphia, Pennsylvania 19141

June 12, 2012

Dr. F. Raymond Salemme

1970 Timber Lakes Drive

Yardley, PA 19067

Re: Employment Compensation

Dear Dr. Salemme:

As you know, on September 27, 2011, the Board of Directors (the “Board”) of Redpoint Bio Corporation (the “Company”), and you agreed, due to the financial condition of the Company, to reduce your 2011 compensation by ninety percent (90%) and reduce by ninety percent (90%) your severance under the severance arrangement included in your Employment Agreement dated as of May 25, 2004, as amended on December 22, 2008, by and between you and the Company (together, the “Employment Agreement”).

This letter is to further memorialize and to confirm that the amount by which your 2011 compensation was reduced was $82,397 and the amount by which your severance was reduced was $334,163, for a total reduction of $416,560 (the “Management Writeoff”). You and the Company confirm and agree that the remaining amounts of deferred compensation, in an aggregate amount equal to $9,155, and deferred severance payments, in an aggregate amount equal to $37,129, shall be paid to you only if and when the Company enters into a Change of Control (as defined in your Employment Agreement) and that (except as provided in the following sentence), whether or not a Change of Control occurs, no portion of the Management Writeoff will be paid to you. Notwithstanding the foregoing, you and the Company also agreed that in the event the Company files for bankruptcy before a Change of Control, you shall continue to be entitled to claim the full Management Writeoff.

In consideration of the foregoing terms and other benefits accrued, and that may in the future accrue, to you by the Company, you hereby release and forever discharge the Company, its predecessors, successors and assigns, current and former parents, affiliates, subsidiaries, divisions and related business entities, and its and their current and former directors, officers, shareholders, employees, agents and representatives (individually and collectively, “Released Parties”) of and from any and all controversies, claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and remedies of any kind and nature, known and unknown, that you now have or may have by, or thereafter claim to have, on behalf of yourself or any other person or entity, at any time, arising out of or relating in any way to your employment with or termination from employment with the Company, including, without limitation, any right to any compensation from the Company pursuant to your employment relationship with the Company, and the tax treatment thereof. This is a general release. Nothing in this general release shall constitute a waiver of rights that as a matter of law cannot be waived. You expressly acknowledge that, to the maximum extent permitted by law, this general release includes but is not limited to any claims in tort or contract, including without limitation claims concerning salary, bonus and any award(s), grant(s) or purchases under any equity and incentive compensation plan or program, and severance pay, and any claims which may be waived under any federal, state and local laws, regulations, ordinances or common law pertaining to employment or employment discrimination, specifically including without limitation the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, The Rehabilitation Act of 1973 and The Equal pay Act and amendments thereto. The identification of specific statutes is for purposes of example only and the failure to include any specific statute or law shall not be read to limit the scope of this general release in any manner. You agree that you have received adequate consideration for this release.

This letter agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof. Please countersign this letter agreement below indicating your acceptance and agreement with all of the foregoing terms and conditions.

Redpoint Bio Corporation

By:	/s/ Scott Horvitz
Name:	Scott Horvitz
Title:	Interim Chief Executive Officer,
Chief Financial Officer, Treasurer
and Secretary

Signature: /s/ F. Raymond Salemme, Ph.D.

Name: F. Raymond Salemme, Ph.D.